Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Jeff Stanlis, FNK IR

John Merrill, Chief Financial Officer

Randy Fields, Chairman and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Tom Forte, D.A. Davidson

P R E S E N T A T I O N

Operator

Greetings, and welcome to Park City Group Fiscal First Quarter 2023 Earnings Call.

As a reminder, this conference is being recorded today, the 14 of November 2022.

It is now my pleasure to introduce your host, Jeff Stanlis with FNK IR. Mr. Stanlis, you may begin.

Jeff Stanlis

Thank you, Operator and good afternoon, everyone. Thank you for joining us today for Park City Group's fiscal first quarter earnings call.

Hosting the call today are Randy Fields, Park City Group's Chairman and CEO, and John Merrill, Park City Group's CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based on current beliefs and expectations. Park City Group remarks are subject to risks and uncertainties which actual results could differ materially. Such risks are fully discussed in the Company's filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks. Park City Group does not assume any obligation to update information contained in this conference call.

Shortly after the market close today, the Company issued a press release overviewing the Company's financial results that we will discuss on today's call. Investors can visit the Investor Relations section of the Company's website at parkcitygroup.com to access this press release.

With that said, I would now like to turn the call over to John Merrill. John, the call is yours.

John Merrill

Thanks, Jeff and good afternoon, everyone.

Our successful transition to a SaaS Company continues to be evident in the numbers. Our business is now easier than ever before to model, and the results reflect our ongoing strategy. Let's get right to it.

Recurring revenue increased 6% year-over-year for the September quarter. Total revenue was up 4%. Even with significant investments in our ReposiTrak Traceability Network or RTN, in advance of the Office Federal Register publication of FSMA 204 ruling, our SG&A costs were up just 3%.

GAAP net income increased 36% to $1.3 million.

Earnings per share increased 50% from $0.04 to $0.06.

Cash from operations increased 62% to $1.8 million. We bought back 20,000 common shares, reduced our bank debt by half, and have $21.6 million cash in the bank.

With the transition from onetime revenue to SaaS recurring subscription now fully behind us, our comparative results have far less noise than in prior periods. Hence, we expect to continue to deliver year-over-year revenue growth, increase margins, accelerated profitability and significant cash generation for the balance of Fiscal 2023. Investors should take note that we expect our profitability and cash flow to continue to grow faster than our revenue.

What do I mean by that? Starting with revenue, we ended the September quarter with an exit rate of annual recurring revenue of $19.5 million, meaning fiscal year-to-date revenue, plus signed contracts in hand at September 30, 2022 quarter that are billing monthly, multiplied times nine, will generate $19.5 million of recurring revenue for the balance of Fiscal Year 2023, absent any new contracts or anticipated growth. Keep in mind, this is organic revenue growth, meaning existing suppliers or retailers expanding compliance and supply chain services, adding stores or locations, and adding trading partners from existing business lines. This does not include any revenue contribution from a projected customer or any new initiatives, including traceability due to FSMA 204.

Now, cash spend. As many of you have heard me say it before, it takes approximately $12 million in cash to run this place. Annual cash spend excludes noncash accounting costs such as depreciation, amortization, bad debt expense, stock compensation expense and other noncash accounting costs. As we have said it before, going forward on each incremental recurring revenue dollar over and above our fixed cash costs of roughly $12 million per year, $0.80 to $0.85 will fall to the bottom line.

As you have seen in the current quarter, there have been little increases in SG&A expense as a result of ongoing spending or investment in the ReposiTrak Traceability Network or RTM. We accomplished this by automating as much as we can, utilizing our own tools, built in-house. This drives exceptional productivity across our entire business. The result is expansion of our ability to focus on customers, keep operating costs in check and continue improvement in internal productivity.

Profit and cash will grow faster than revenue. It is reflected in the numbers. A 4% increase in revenue for the September quarter translated to a 36% increase in GAAP earnings and $1.8 million in cash from operations.

To summarize, we are systemically profitable with more than five consecutive years of GAAP profitability through strong cycles and weak cycles as well as a global pandemic. Our strategy remains very simple, grow recurring revenue, control costs, increase net income, accelerate EPS, buy back shares and drive cash.

Turning to the quarterly numbers, Fiscal Year 2023 first quarter revenue was $4.7 million, up 4% from $4.6 million in the same quarter last year. Recurring revenue as a percentage of total revenue was 99.9% for the quarter. As I mentioned, recurring revenue in the quarter grew 6% over the same period in Fiscal 2022. We have continued to streamline our revenue, eliminating smaller noncore revenue streams that mostly sit outside the food industry and have limited growth potential. This frees up resources to prepare for meeting the FDA's food traceability standards, but it also serves as a modest headwind for revenue growth.

Total operating expenses increased 3%, from $3.4 million in Q1 2022, to $3.5 million in Q1 2023. Sequentially, operating expenses were essentially flat. Sales and marketing expenses were flat year-over-year and G&A was up approximately 12%, reflecting investments in the ReposiTrak traceability network, a tight labor market and its impact on salaries, recruitment fees and benefits.

For the first fiscal quarter of 2023, GAAP net income was $1.3 million, or 27% of revenue, versus $947,000, or 21% of revenue. Net margins above 20% are now the norm. Net income to common Shareholders was $1.1 million, or $0.06 per common share, based on 18.8 million weighted average shares versus $800,000, or $0.04 per common share, based on 19.7 million weighted average shares. As of November 14, 2022, 18.4 million shares of the Company's common stock is outstanding. You’ll note we have reduced our capitalization by over 8% for the repurchase and retirement of shares since our stock buyback plan began.

Turning now to cash flow and cash balances. For the quarter, we generated cash from operations of $1.8 million compared to $1.1 million last year, an increase of 62%. Annualizing our cash from operations for Q1, call it $7.2 million, reflects a five-year compounded annual growth rate, or CAGR, of 27% since 2018. Anyone who knows me knows I'm not a pout. Instead, I believe it is important to highlight results of our strategy for Shareholders. I know some have found it hard to stomach when we have communicated that we have sunsetted certain revenue products with little upside, ceased low margin revenue streams, and hence walked away from revenue, even recurring revenue. I assure you there is a method to the madness.

Total cash at September 30, 2022, was $21.6 million compared to $21.5 million at the end of Fiscal Year 2021. The $21.6 million is inclusive of the paydown of $1.3 million on a revolving line of credit during the quarter. The Company now carries approximately $1.3 million on its revolving line of credit. On June 30, 2022, that balance was $2.6 million. Given rising interest rates, it only makes sense to reduce our debt.

In the first quarter, we repurchased 20,859 shares at an average price of $4.97 per share for a total of $103,657. The Company has approximately $10.7 million remaining on the $21 million total buyback authorization since inception. Since inception of the buyback program, the Company has repurchased a total of $10.3 million worth of stock, retiring 1.73 million shares, hence reducing capitalization by almost 9% since 2019.

Our business model is sound and easy to model. We have a growing recurring revenue, no meaningful customer concentration, very little churn, and 80%-plus gross margins. We have a fortress balance sheet, including $21 million in cash, little debt, and a shrinking capitalization. The proof is in the numbers.

As I communicated on our last call, the Board has added an additional lever to our capital allocation strategy in the form of a quarterly dividend, the first of which will be paid to Shareholders of record at October 15 and to be paid on or about November 15. Subsequent quarterly dividends will be paid within 45 days of the Shareholders of record date of December 31, March 31, June 30, and September 30.

From time to time, the Board will evaluate its capital allocation strategy and may adjust the different levels, including the dividend, buyback, considering M&A opportunities, paying down debt, and retiring the preferred shares, based on whichever lever is more favorable to Shareholders at that time. Therefore, it is an ongoing goal to allocate a meaningful portion of our free cash flow to returning capital to Shareholders and other levers I have outlined previously in our capital allocation plan.

That's all I have today. Thanks, everyone, for your time. At this point, I will pass the call over to Randy. Randy?

Randy Fields

Thanks, John.

We're continuing to grow recurring revenue and manage expenses, we’re growing our net income even faster, and with our share repurchase program ongoing, we're doing even better yet in terms of earnings per share.

Simultaneously, we've also grown our cash balance, paid down half of our debt and we've begun paying a dividend. As you can see, we've built a consistent cash generation machine with more than five consecutive years of GAAP profitability. I believe an important metric that we have not historically talked about that warrants pointing out, is our current ratio. That current ratio is now 5.2 to 1. Let me say that again, 5.2 to 1. That means the Company can pay its current obligations five times over. I've been in this business for a long time. I've not seen a metric for a company of our size, ever.

Another metric that should be noted is our annual revenue per employee. With 64 employees, the Company generates almost $300,000 per employee per year. Based on independent comparisons, that's over double compared to our peers. That number, in our belief, will continue to grow over the next few years as our revenue grows substantially and our headcount only increases marginally.

Furthermore, as we've said, incremental revenue over our $12 million annual cash operating expenses is largely converted to incremental cash, 82% in the current quarter in fact. If you analyze our first quarter cash from operations and assume no growth, we've grown our annual cash from operations by about 27% on a CAGR, compounded annual growth rate, basis since 2018. Our business is efficient, needless to say, it's easy to model, we think, and we're certainly positioned to scale.

Our recent performance doesn't include any revenue at all, in terms of the contribution for the largest opportunity we have to date, traceability. Let's talk about that opportunity. Just last week, the FDA announced the final rules that will govern how food businesses can safely trade with one another. It's called FSMA, Food Safety Modernization Act, Rule 204, otherwise known as Track & Trace. The guidance has been expected for several years. The effective date now will be January 2023. The FDA is obviously going to allow a period for companies, as they generally do, to get ready for this massive change on how the food supply chain is going to function.

From where we are now, we think the earliest adopters of Track and Trace are likely larger retailers and wholesalers, we already see, and have for some time seen, the benefits of greater visibility into their supply chains. For retailers Track and Trace is an important risk mitigation initiative, even without the FDA mandate. Retailers, restaurants, and virtually anyone who handles the foods covered by this Rule 204, will be required to capture information as these products arrive at their backdoor. Since this has been in the works for actually a decade, many suppliers have already installed labeling systems, etc, to create a traceability framework. Many suppliers naively believe they are already compliant.

Education is going to be key to debunk this misunderstanding. Yes, misunderstanding. They don't, or at least don't in a workable way, actually comply with how the regulation affects them and their supply chain. Seriously. Sadly, most of the installed systems are not adequate to what the market is going to, in fact, require. What might work for an individual business in isolation doesn't work necessarily for the customers of that business who have to figure out what is on each label and if that covers their regulatory needs.

In terms of these millions of labeling systems, there are no standards. It's the wild-wild west for who puts what where on any given label. If each supplier puts the required information in a different place on the label or fails to provide all of the data required by the FDA, it's going to be a nightmare for the retailer trying to read these cases. Not just a nightmare but in truth, completely unworkable.

Important to remember that the wholesalers and retailers are the customers of these suppliers. Their largest customers, so, retailers will ultimately push their requirements downstream and certainly force all suppliers to use the solution that they require, rather than simply accepting the solution that the supplier adopted. We're hopeful that that solution will be us.

We're a very different kind of technology than simply a labeling system or a blockchain or any of those sorts of things. We ride above any individual solution and make the data readable to any recipient without us having to do, change or implement any other system or change in their current process. We're a universal translator, as a way of thinking about it, for any system or process, large, medium or small, retailer, supplier or intermediary.

Take the idea of a label that's been put on a box. Many of the data elements that are required by Rule 204 aren't even known when the label is created. In contrast, we uniquely ride over and above all of the labeling systems and allow the FDA required data to be exchanged without scanning the label. Ours is a no labor, no touch and very cost-effective system that enables the required exchange of data. Both the suppliers and their customers need us.

Think of it this way. If a supplier has 20 customers that each want the data to be in a different place, form, etc, that becomes a monster problem for him. Alternatively, maybe in reverse, if a retailer has 200 suppliers, he has an even more dire need to solve that problem. When viewed from 100,000 feet, this is in part a network issue, so we think it's best solved as a network issue. So now imagine how well positioned we are with the already largest connected network of food companies on earth. We have said for years what we're really building is a network. Now we're there and the payoff is just about to begin. The network scale we already have puts us, we believe, literally in the catbird seat of traceability.

What we don't know yet, though, are which retailers will move first, how quickly they'll move, and perhaps most challenging for us, what the supplier level landscape looks like in terms of installed technology that we'll have to work with. This won't be easy, but we're certainly up to the task. Remember, our ReposiTrak traceability network, or RTN, is really a repurposing of our robust supply chain technology that's been in place for years. We already work with countless different systems, allowing frictionless data exchange.

Technically, we actually think that the FDA traceability requirements are much easier than the other things that we already do and do at scale in our platform. But traceability is going to mean substantial recurring revenue at great margins for us. At the moment, we've already begun to work with some suppliers, retailers and wholesalers on a rollout strategy for them. There's also a growing number of tests in planning with our ReposiTrak traceability network and we're excited about what that might lead to. As you know, this is much sooner than we had expected.

Beyond traceability, our core business in supply chain and compliance continues to grow and we're getting deeper into the trading relationships, farming the network and all of that will reflect itself in an even faster recurring growth rate in our second half.

Importantly, our growing compliance business is actually also a catalyst to traceability. Under Rule 204, as we call it, we now have nearly 10,000 facilities that could be users of our ReposiTrak traceability network over time. That's a lot of work over the next years. Obviously, it's a lot of revenue.

Over time, by the way, the number of Rule 204 covered products will expand. The FDA has actually explicitly said that. That, in turn, will grow our customer TAM even more as time goes by and more products and suppliers need traceability. Of course, we certainly expect litigation to challenge the requirements and timelines for Rule 204 that were just finalized.

Nevertheless, in our view, the likely outcome is that Rule 204 becomes effective in phases over the next few years. I want to be clear, and I know this sounds counterintuitive, however, a longer time for implementation is better for us and much better for the food industry. Why? Well, it's an extremely complicated rule and it has to be phased in. Most people probably don't know that more than half the grocery stores in this country are individually owned. Independent grocers are still more than half the total market.

The idea that 18,000 independently owned supermarkets and one million restaurants and foodservice establishments touched by Rule 204 can create and deploy a solution simultaneously, bringing suppliers and wholesalers along, laughable. It's going to take a while. The scale is clearly enormous and we've been preparing for it. Reasonable question to ask, what are we doing about it? First, our marketing effort is set up and running. We're holding webinars and running advertisements to boost awareness and education of the coming requirements and the RTN solution, as we call it.

We're leveraging our partnership with National Grocers Association, which represents most of the independent grocers and more than 20,000 stores nationwide. The role of NGA will be to help us educate the market about traceability and what it means for them. Education will be key for retailers, suppliers and wholesalers to effectively deal with 204.

In summary, we'll continue to keep our customers first, focus on them, since we know that when they're successful, they buy more. We'll continue to grow our recurring revenue with a target of 10% to 20% CAGR over time. Our bottom line is going to grow faster because of our efficiencies and our EPS will grow faster yet as we continue to reduce our shares outstanding.

We are investing, incidentally, as I'm sure you know, in our customized automation, built in-house to further our own operational efficiency. By the way, as an interesting side note, we're now selling this AI-based CRM type system to some customers. Think of it this way. Sell what we use, use what we sell.

We will also continue to invest in initiatives, including technology to enable organic growth. Since Rule 204 covers food service restaurants, etc, we're actively engaged in exploring opportunities in that space. We believe we may see even, in fact, a win or two in the space from early adopters over the next year. If we do, we should see demand accelerate within those verticals also. It's speculative but we're certainly having some encouraging conversations at this point.

There you have it. Our plan is clearly working. The proof is in the pudding. We feel very good about where we are and we will stay the course, simple. With that, I'd like to open the call for questions. Operator?

Operator

Thank you, sir. Your first question comes from Thomas Forte of D.A. Davidson. Please go ahead.

Tom Forte

Great. Randy and John, congrats on the quarter. Thanks for taking my questions. I have one question and one follow-up.

Randy, at a high level, how should we think about the impact, if any, of Kroger and Albertsons merging? Generally speaking, can you remind me on your customer churn which historically is very low?

Randy Fields

Okay. Yes. This industry that we serve, retail food, is in a continual process of consolidation and spin-off. Albertsons is the result of a spin-off. Other pieces of Albertsons were the result of a spin-off. If this is approved, and that's a big if, what will happen is a substantial number of stores will be sold off and become either independents or parts of other chains or another chain in and of itself. There's no real impact on us from that kind of activity. The industry is rife with it.

From a churn perspective, it's typically in the area of less than 1% of our customers each year. Typically, of that, about half are a result of what we would call merger or acquisition. Two customers become one, which obviously reduces our footprint. The other is more typically, they cease doing business with a trading partner. Rarely does it actually happen that someone says, we don't like you or you're not successful with us, go away. That's really rare.

As John mentioned, we're still looking at some of the rationalization that we have to do in order to accommodate what we believe is going to happen with traceability.

Your follow-up?

Tom Forte

My second question. Randy, you did do a good job of explaining the traceability that you ruined every question that I had on traceability.

Randy Fields

Oh, god, I'm sorry.

Tom Forte

Now that you've initiated a dividend—you left me with a boring question—now that you've initiated the dividend, are you going to think about once a year on an annual basis, potentially raising the dividend? How should we think about the prospect of you raising the dividend in the future?

Randy Fields

Yes, you're probably going to hate this answer, but it's truthful. Each year, we're going to look at where we are, and that by definition, means how much cash have we generated? What have we done over the last year? Now, how does the next year look, and where is the stock price? If the stock price at that point in time looks attractive to us, meaning lower than we think it ought to be, we'll probably allocate some percentage of our cash flow to more stock buyback.

Kind of if you said overall, what do you expect to do? Looks about like this. Roughly half of our cash flow each year will end up on the balance sheet in the form of cash. The other half of the cash flow is likely to be divided in some ratio between dividend and, of course, the stock buyback. That ratio is really a function of what's the stock price. If the stock price is too low in relation to what we think intrinsic value would be, we're likely to allocate a higher percentage of that half, if you will, to stock buyback. Over time, if we continue to do as well as we're hoping, it's reasonable that both the dollars of stock buyback will go up and the dollars of dividend will go up.

John, do you agree with that? Did I speak out of—just want to make sure John isn't going to slap me for saying something.

John Merrill

Yes, that's spot on. Like we discussed before, there are levers that we will utilize when it makes the most sense for all Shareholders. As I described in this quarter, I thought it made the most sense to pay down $1.3 million of bank line debt as those interest rates are going up. As Randy said, we would definitely take—our goal is to take 50% of our cash from operations and return it to Shareholders and the other half goes on the balance sheet.

That's a goal but conditions may change. As we look out 12 months to 18 months, that may change. But right now, we're very confident using that 50% marker.

Tom Forte

Excellent. All right. Thanks for taking my questions and I look forward to seeing how the traceability plays out.

Randy Fields

Thanks Tom.

John Merrill

Thanks Tom.

Operator

At this time, there are no further questions, so I will turn the conference back to your hosts for any closing remarks.

Randy Fields

Okay. Well, this is Randy. Thank you all for taking your time this afternoon. Just in summary, we feel really good about where we are. We like new contracts that we have in hand and certainly the traceability initiative is likely to be a big part of our future. Thanks for the support. Talk to you all soon. Bye-bye.

Operator

Ladies and gentlemen, this does conclude your conference call for this afternoon. We would like to thank everyone for participating and ask that you please disconnect your lines.